Exhibit 4.2

(Face of Security)

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF.  THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (OR ANY SUCCESSOR CLEARING SYSTEM) (“DTC”), TO BARCLAYS BANK PLC, OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

BY PURCHASING THIS SECURITY, THE HOLDER AGREES TO CHARACTERIZE THIS SECURITY FOR ALL U.S. FEDERAL INCOME TAX PURPOSES AS PROVIDED IN SECTION 10 ON THE FACE OF THIS SECURITY.

THE EXERCISE OF ANY U.K. BAIL-IN POWER BY THE RELEVANT U.K. RESOLUTION AUTHORITY MAY RESULT IN (I) THE REDUCTION OR CANCELLATION OF ALL, OR A PORTION, OF THE PRINCIPAL AMOUNT OF, OR INTEREST ON, OR ANY OTHER AMOUNTS PAYABLE ON, THE SECURITIES; (II) THE CONVERSION OF ALL, OR A PORTION OF, THE PRINCIPAL AMOUNT OF, OR INTEREST ON, OR ANY OTHER AMOUNTS PAYABLE ON, THE SECURITIES INTO SHARES OR OTHER SECURITIES OR OTHER OBLIGATIONS OF THE COMPANY OR ANOTHER PERSON (AND THE ISSUE TO, OR CONFERRAL ON, THE HOLDER OF THE SECURITIES SUCH SHARES, SECURITIES OR OBLIGATIONS); AND/OR (III) THE AMENDMENT OR ALTERATION OF THE MATURITY OF THE SECURITIES, OR AMENDMENT OF THE AMOUNT OF INTEREST OR ANY OTHER AMOUNTS DUE ON THE SECURITIES, OR THE DATES ON WHICH INTEREST OR ANY OTHER AMOUNTS BECOME PAYABLE, INCLUDING BY SUSPENDING PAYMENT FOR A TEMPORARY PERIOD; WHICH U.K. BAIL-IN POWER MAY BE EXERCISED BY MEANS OF A VARIATION OF THE TERMS OF THE SECURITIES SOLELY TO GIVE EFFECT TO THE EXERCISE BY THE RELEVANT U.K. RESOLUTION AUTHORITY OF SUCH U.K. BAIL-IN POWER. THE RIGHTS OF HOLDERS AND BENEFICIAL OWNERS OF THE SECURITIES ARE SUBJECT TO, AND WILL BE VARIED, IF NECESSARY, SOLELY TO GIVE EFFECT TO, THE EXERCISE OF ANY U.K. BAIL-IN POWER BY THE RELEVANT U.K. RESOLUTION AUTHORITY.

CUSIP No. 06744M836	ISIN: US06744M8367

BARCLAYS BANK PLC

GLOBAL MEDIUM-TERM NOTES, SERIES A

Barclays ETN+ FI Enhanced Europe 50 ETN Series B
Linked to the STOXX Europe 50® USD (Gross Return) Index
due October 28, 2026

The following terms apply to this Security.  Capitalized terms that are not defined the first time they are used in this Security shall have the meanings indicated elsewhere in this Security.

Face Amount:  $100,000,000 equal to 1,000,000 Securities at $100 per Security.

Inception Date:  November 2, 2016

Original Issue Date:  November 7, 2016

Principal Amount per Security:  $100

Interest Rate:  The principal of this Security shall not bear interest.

Index: STOXX Europe 50® USD (Gross Return) Index

Index Sponsor:  STOXX Limited

Payment at Maturity:  At maturity, the Holder will receive a cash payment per security in U.S. dollars equal to (a) the Closing Indicative Note Value of the Securities on the Final Valuation Date minus (b) the Settlement Charge on the Final Valuation Date.

U.K. Bail-in Power: Notwithstanding anything to the contrary herein, any payment on the Securities, any payment upon a Holder Redemption or an Issuer Redemption, following an Automatic Termination Event or at maturity, will be subject to the U.K. Bail-in Power provisions set forth under “Agreement with Respect to the Exercise of U.K. Bail-in Power” on the reverse of this Security.

Closing Indicative Note Value:  The Closing Indicative Note Value for each Security on the Initial Valuation Date will equal $100.  On any subsequent Valuation Date, the Closing Indicative Note Value per Security will equal (a) the Long Index Amount on such Valuation Date minus (b) the Financing Level on such Valuation Date; provided that if such calculation results in a negative value, the Closing Indicative Note Value will be $0.

Long Index Amount:  On the Initial Valuation Date, the Long Index Amount for each Security will be equal to $200, or two times the Principal Amount per Security.  On any subsequent Valuation Date, the Long Index Amount for each Security will equal the product of (a) the Long Index Amount on the immediately preceding Valuation Date times (b) the Index Performance Factor on such Valuation Date minus (c) the Rebalancing Amount (if any) on such Valuation Date.

Initial Leverage Factor: 2.

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Leverage Factor: On any Valuation Date after the Initial Valuation Date, the Leverage Factor will equal (a) the Long Index Amount on such Valuation Date divided by (b) the Closing Indicative Note Value on such Valuation Date.

Index Performance Factor:  On the Initial Valuation Date, the Index Performance Factor will equal 1.  On any subsequent Valuation Date, the Index Performance Factor will equal (a) the closing level of the Index on such Valuation Date divided by (b) the closing level of the Index on the immediately preceding Valuation Date.

Financing Level: On the Initial Valuation Date, the Financing Level for each Security will equal $100.  On any subsequent Valuation Date, the Financing Level for each Security will equal (a) the Financing Level on the immediately preceding Valuation Date plus (b) the Daily Investor Fee on such Valuation Date plus (c) the Loss Rebalancing Fee (if any) on such Valuation Date minus (d) the Rebalancing Amount (if any) on such Valuation Date.

Daily Investor Fee:  On the Initial Valuation Date, the Daily Investor Fee for each Security will equal $0.  On any subsequent Valuation Date, the Daily Investor Fee for each Security will equal (a) the sum of (i) the product of (1) the Long Index Amount on the immediately preceding Valuation Date times (2) the Exposure Fee Rate plus (ii) 0.05% times the Closing Indicative Note Value on the immediately preceding Valuation Date times (b) the number of calendar days from, but excluding, the immediately preceding Valuation Date to, and including, the current Valuation Date divided by (c) 360.

Exposure Fee Rate:  The sum of (a) 0.76% plus (b) the 3-month LIBOR rate effective on the preceding Valuation Date.

Loss Rebalancing Event: If, on any Valuation Date, between the hours of 9:30

a.m. and 4:00 p.m. New York City time, the Intraday Index Level is less than or equal to the Loss Rebalancing Trigger calculated on the immediately preceding Valuation Date, a Loss Rebalancing Event is deemed to have occurred on such Valuation Date.

Intraday Index Level: The most recent intraday level of the Index reported by the Index Sponsor.

Loss Rebalancing Trigger: On any Valuation Date, the Loss Rebalancing Trigger will equal (a) 1.6 times (b) the Closing Level of the Index on such Valuation Date times (c) the Financing Level on such Valuation Date divided by (d) the Long Index Amount on such Valuation Date.

Quarterly Rebalancing Event: A Quarterly Rebalancing Event occurs on the Valuation Date immediately preceding the first Valuation Date of each calendar quarter beginning on January 1, 2017 and ending on October 1, 2026. The Quarterly Rebalancing Event will aim to reset the then-current leverage factor back to approximately 2.

Rebalancing Event Date: Any Valuation Date on which a Loss Rebalancing Event or a Quarterly Rebalancing Event (together a “Rebalancing Event”) occurs.  In the event that a Loss Rebalancing Event occurs on the same Valuation Date as a Quarterly Rebalance Event, the Loss Rebalancing Event will be deemed to have occurred in precedence over the Quarterly Rebalance Event and the applicable Loss Rebalancing Fee will be charged on the related Rebalancing Date.

Rebalancing Date: The first Valuation Date immediately following a Rebalancing Event Date on which all the Index Exchanges are open for trading.

Rebalancing Amount: On any Valuation Date that is not a Rebalancing Date, the Rebalancing Amount will be equal to zero.

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On any Valuation Date that is a Rebalancing Date, the Rebalancing Amount for each Security will equal the product of (a) the Long Index Amount on the immediately preceding Valuation Date times (b) the Index Performance Factor on the Rebalancing Date minus (c) the product of (i) the Initial Leverage Factor times (ii) the Closing Indicative Note Value on the immediately preceding Valuation Date.

Loss Rebalancing Fee: On any Valuation Date that is not a Rebalancing Date, the Loss Rebalancing Fee will be equal to zero. On any Valuation Date that is a Rebalancing Date following the occurrence of a Loss Rebalancing Event, the Loss Rebalancing Fee for each Security will be equal to the product of (a) the Loss Rebalancing Fee Rate multiplied by (b) the absolute value of the Rebalancing Amount on such Valuation Date.  In no case will the Loss Rebalancing Fee be negative.

Loss Rebalancing Fee Rate: 0.05%.

Holder Redemption: Subject to the notification requirements set forth in the Pricing Supplement relating to the Securities, the Holder may redeem the Securities on any Holder Redemption Date during the term of the Securities.  In such event, the Holder will receive a cash payment in U.S. dollars for each Security on the applicable Holder Redemption Date in an amount equal to the Closing Indicative Note Value minus the Settlement Charge on the applicable Valuation Date.  The Holder must redeem at least 10,000 of the Securities at one time in order to exercise the right to redeem the Securities on any Holder Redemption Date.

Holder Redemption Date: The third Business Day following each Valuation Date (other than the Final Valuation Date).  The final Holder Redemption Date will be the third Business Day following the

Valuation Date that is immediately prior to the Final Valuation Date.

Issuer Redemption:  The Company may redeem the Securities (in whole but not in part) at its sole discretion on any Trading Day on or after the Inception Date until and including the Maturity Date. To exercise its right to redeem the Securities, the Company must deliver notice to the Holders of the Securities not less than ten calendar days prior to the Issuer Redemption Date. If the Company redeems the Securities, the Holder will receive a cash payment in U.S. dollars per Security in an amount equal to the applicable Closing Indicative Note Value on the Valuation Date that is three Trading Days prior to the Issuer Redemption Date specified in the notice.

Issuer Redemption Date:  The date specified by the Company in the issuer redemption notice, which will in no event be prior to the tenth calendar day following the date on which the Company delivers such notice, but in any case not later than the Maturity Date.

Automatic Termination Event:  The Company will automatically redeem the Securities (in whole only, but not in part) if, on any Index Business Day prior to or on the Final Valuation Date, the Intraday Index Level is less than or equal to the Automatic Termination Trigger calculated on the Valuation Date immediately preceding the beginning of such Index Business Day.  The Company will redeem the Securities on the Automatic Redemption Date and will deliver a notice of redemption to the Depository Trust Company (“DTC”) that will specify such date. Upon such redemption, the Holder will receive a cash payment in U.S. dollars per Security in an amount equal to the Automatic Redemption Value.  If a Rebalancing Event has occurred and then an Automatic Termination Event occurs after the occurrence of the Rebalancing Event but prior to the end of

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the Trading Day on the corresponding Rebalancing Date, then the Securities will be automatically redeemed pursuant to the Automatic Termination Event without giving regard to the Rebalancing Event.

Automatic Termination Trigger: On any Valuation Date, the Automatic Termination Trigger will equal (a) 1.4 times (b) the closing level of the Index on such Valuation Date times (c) the Financing Level on such Valuation Date divided by (d) the Long Index Amount on such Valuation Date.

Automatic Termination Date:  Any Index Business Day on which an Automatic Termination Event occurs.

Automatic Redemption Date: The fifth Business Day following the Automatic Termination Date; provided that if calculation of the Automatic Redemption Value is postponed as a result of a Market Disruption Event, the Automatic Redemption Date will be the fifth Business Day after the Automatic Redemption Value is calculated.

Automatic Redemption Value: The Automatic Redemption Value will be determined by the Calculation Agent, in its sole discretion, acting in good faith and in a commercially reasonable manner, using the latest publicly available quotations for the intraday prices of the relevant Index Constituents (as defined in any Prospectus Supplement relating to the Securities) that are available as soon as practicable following the occurrence of an Automatic Termination Event.

Settlement Charge: The Settlement Charge is a charge imposed upon Holder Redemption and the Payment at Maturity, and is equal to 0.05% times the Long Index Amount on the applicable Valuation Date.

Defeasance:  Neither full defeasance nor covenant defeasance applies to this Security.

(Face of Security continued on next page)

OTHER TERMS:

All terms used in this Security that are not defined in this Security but are defined in the Indenture referred to on the reverse of this Security shall have the meanings assigned to them in the Indenture.  Section headings on the face of this Security are for convenience only and shall not affect the construction of this Security.

“3-month LIBOR rate” shall mean, for purposes of the Securities, the rate for deposits in U.S. dollars for a period of three months as of approximately 11:00 am London time on the preceding Valuation Date which appears on Bloomberg screen “US0003M”.  If a three month rate for deposits in U.S. dollars ceases to be published on Bloomberg screen “US0003M”, but the same or a comparable successor rate shall otherwise be published by ICE Benchmark Administration or another benchmark administrator authorized and regulated by the U.K. Financial Conduct Authority (a “successor rate”), then the 3-month LIBOR rate shall be such successor rate.  If no such successor rate is published, or the Calculation Agent determines, in its sole discretion, that the successor rate is not comparable to the 3-month LIBOR rate as in effect on the Inception Date, then the Calculation Agent shall determine the 3-month LIBOR rate using the methodology provided for in relation to “Reference Assets—Floating Interest Rate—LIBOR” in the Prospectus Supplement relating to the Securities.  If, notwithstanding the foregoing, the 3-month LIBOR rate is not available for the relevant Valuation Date, the most recent 3-month LIBOR rate available as of the relevant Valuation Date shall be used.

“Business Day” means a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a day on which banking institutions in New York City or London, as applicable, generally are authorized or obligated by law, regulation, or executive order to close.

“Calculation Agent” means Barclays Bank PLC or such other party as may be nominated as successor Calculation Agent with respect to the Securities by Barclays Bank PLC.

“Default Amount” means, if an Event of Default occurs and the maturity of the Securities is accelerated, the Closing Indicative Value of the Security on the date of acceleration, as determined by the Calculation Agent.

“Group” refers to Barclays PLC (or any successor entity) and its consolidated subsidiaries.

“Index Business Day” means each continuous period during which the Index Sponsor publishes an Intraday Index Level.

“Index Exchanges” means each exchange on which any of the Index Constituents are traded.

“Maturity Date” means October 28, 2026, or, if such day is not a Business Day, the next succeeding Business Day; provided, however, if the fifth Business Day before this day does not qualify as a Valuation Date, then the Maturity Date will be the fifth Business Day following the Final Valuation Date.

“Relevant U.K. Resolution Authority” means any authority with the ability to exercise a U.K. Bail-in Power.

“Trading Day” means with, respect to the Securities, a day on which (a) it is an Index Business Day, (b) trading is generally conducted on the NYSE Arca stock exchange, and (c) it is a Business Day in New York City.

“U.K. Bail-in Power” means any write-down, conversion, transfer, modification and/or suspension power existing from time to time under any laws, regulations, rules or requirements relating to the resolution of banks, banking group companies, credit institutions and/or investment firms incorporated in the United Kingdom in effect and applicable in the United Kingdom to the Company or other members of the Group, including but not limited to any such laws, regulations, rules or requirements that are implemented, adopted or enacted within the context of any applicable European Union directive or regulation of the European Parliament and of the Council establishing a framework for the recovery and resolution of credit institutions and investment firms, and/or within the context of a U.K. resolution regime under the U.K. Banking Act 2009, as the same has been or may be amended from time to time (whether pursuant to the U.K. Financial Services (Banking Reform) Act 2013, secondary legislation or otherwise), pursuant to which obligations of a bank, banking group company, credit institution or investment firm or any of its affiliates can be reduced, cancelled, amended, transferred and/or converted into shares or other securities or obligations of the obligor or any other person.

“Valuation Date” each Trading Day from November 2, 2016 to October 23, 2026, subject to postponement as a result of Market Disruption Events, such postponement not to exceed five Trading Days.  November 2, 2016 is referred to herein as the “Initial Valuation Date” and October 23, 2026 as the “Final Valuation Date”.

1.                                      Promise to Pay at Maturity or Upon Early Redemption

Barclays Bank PLC, a public limited company duly organized and existing under the laws of England and Wales (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay (or cause to be paid) to Cede & Co., as nominee for DTC, or registered assigns, the amount as calculated and provided under (i) “Holder Redemption” and elsewhere on the face this Security on the applicable Holder Redemption Date, in the case of any Securities in respect of which the Holder exercises such Holder’s right to require the Company to redeem such Holder’s Securities prior to the Maturity Date, (ii) “Issuer Redemption” and elsewhere on the face this Security on the applicable Issuer Redemption Date, in the case the Company exercises its right to redeem the Securities prior to the Maturity Date, (iii) “Automatic Termination Event” and elsewhere on the face of this Security on the applicable Automatic Redemption Date, in the case of a Automatic Termination Event or (iv) “Payment at Maturity” and elsewhere on the face of this Security, on the Maturity Date, if the Security has not been redeemed prior to or on the Maturity Date.

2.                                      Payment of Interest

The principal of this Security shall not bear interest.

3.                                      Market Disruption Events; Adjustments to the Index and the Securities

The Valuation Dates and the Maturity Date are subject to postponement, as described under “Reference Assets—Indices—Market Disruption Events for Securities with an Index of Equity Securities as a Reference Asset” and “Terms of the Notes—Payment Dates” in the Prospectus Supplement.

The Index may be subject to adjustment by the Calculation Agent in certain circumstances, as described under “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the Prospectus Supplement.

4.                                      Payment at Maturity, Upon Holder Redemption, Upon Issuer Redemption or Upon an Automatic Termination Event

The payment of this Security that becomes due and payable on the Maturity Date, a Holder Redemption Date, an Issuer Redemption Date or an Automatic Redemption Date, as the case may be, shall be the cash amount that must be paid to redeem this Security as provided above under “Payment at Maturity”, “Holder Redemption”, “Issuer Redemption” and “Automatic Termination Event”, respectively.  The payment of this Security that becomes due and payable upon acceleration of the Maturity Date hereof after an Event of Default has occurred pursuant to the Indenture shall be the Default Amount.  When the payment referred to in either of the two preceding sentences has been paid as provided herein (or such payment has been made available), the principal of this Security shall be deemed to have been paid in full, whether or not this Security shall have been surrendered for payment or cancellation.  References to the Payment at Maturity or upon early redemption of this Security on any day shall be deemed to mean the payment of cash that is payable on such day as provided in this Security.  Notwithstanding the foregoing, solely for the purpose of determining whether any consent, waiver, notice or other action to be given or taken by Holders of Securities pursuant to the Indenture has been given or taken by Holders of Outstanding Securities in the requisite aggregate principal amount, the principal amount of this Security will be deemed to equal the Face Amount.  This Security shall cease to be Outstanding as provided in the definition of such term in the Indenture when the principal of this Security shall be deemed to have been paid in full as provided above.

If the maturity date of the Securities does not occur on the originally scheduled Maturity Date specified above as a result of a postponement of the Maturity Date, then no interest will accrue on the outstanding Face Amount after such originally scheduled Maturity Date.

5.                                      Redemption Mechanics

(a) Holder Redemption. Subject to the minimum redemption amount provided under “Holder Redemption”, the Holder may require the Company to redeem the Holder’s Securities on any Holder Redemption Date during the term of the Securities provided that such Holder (i) delivers a notice of redemption to the Company via facsimile or electronic mail by no later than 4:00 p.m. New York City time on the Business Day prior to the applicable Valuation Date; (ii) delivers a signed confirmation of redemption to the Company via facsimile or electronic mail by no later than 5:00 p.m. New York City time on the same day; (iii) instructs the Holder’s DTC custodian to book a delivery versus payment trade with respect to the Holder’s Securities on the applicable Valuation Date at a price per Security equal to the Closing Indicative Note Value on the applicable Valuation Date facing Barclays DTC 5101; and (iv) causes the Holder’s DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. New York City time on the applicable Holder Redemption Date, which shall be the third Business Day following the applicable Valuation Date (other than the Final Valuation Date).  The final Holder Redemption Date shall be the third Business Day following the Valuation Date that is immediately prior to the Final Valuation Date.  Additionally, if an Automatic Termination Event occurs between the time at which the Holder delivers a notice of redemption to the Company and the close of business on the applicable Valuation Date, the Holder’s notice of redemption will be deemed ineffective and the Securities will be automatically redeemed on the Automatic Redemption Date at an amount equal to the Automatic Redemption Value.

(b) Issuer Redemption.  If the Company elects to exercise its right to redeem the Securities under “Issuer Redemption”, the Company will deliver written notice of such election to redeem to the Holder of such Securities not less than ten calendar days prior to the Issuer Redemption Date specified by the Company in such issuer redemption notice.  The Final Valuation Date will be deemed to be the third Trading Day prior to the Issuer Redemption Date (subject to postponement in the event of a Market Disruption Event), and the Securities will be redeemed on the Issuer Redemption Date specified by the Company in such issuer redemption notice, but in no event prior to the tenth calendar day following the date on which the Company delivers such issuer redemption notice.

(c) Automatic Termination Event.  Upon the occurrence of an Automatic Termination Event, the Company will automatically redeem the Securities on the Automatic Redemption Date and will deliver a notice of redemption to DTC in the form attached as Annex C to the Pricing Supplement relating to the Securities, specifying such date. Upon such redemption, the Holder will receive a cash payment equal to the Automatic Redemption Value for each Security, which shall be specified in such notice. If a Market Disruption Event occurs and is continuing following the occurrence of an Automatic Termination Event and the Calculation Agent is prevented from determining the Automatic Redemption Value, the Company will deliver a notice to DTC specifying the occurrence of an Automatic Termination Event and will deliver a separate notice to DTC to specify the Automatic Redemption Date and the relevant Automatic Redemption Value following the resolution of the applicable Market Disruption Event.

6.                                      Role of Calculation Agent

Initially, the Company will serve as the Calculation Agent.  The Company may change the Calculation Agent after the Original Issue Date of the Securities without notice.  The Calculation Agent will, in its sole discretion, make all determinations regarding the value of the Securities, including at maturity or upon Holder Redemption, Issuer Redemption or an Automatic Termination Event, Market Disruption Events, Valuation Dates, Business Days, Trading Days, Index Business Days, the Closing Indicative Note Value, the Long Index Amount, the Financing Level, the Daily Investor Fee, the Leverage Factor, the Default Amount, the Maturity Date, the amount payable in respect of the Securities at maturity, upon Holder

Redemption, Issuer Redemption and an Automatic Termination Event and any other calculations or determinations to be made by the Calculation Agent as specified herein.  The Calculation Agent shall make all such determinations and calculations in its sole discretion, and absent manifest error, all determinations of the Calculation Agent shall be final and binding on the Company, the Holder and all other Persons having an interest in this Security, without liability on the part of the Calculation Agent.

The Calculation Agent reserves the right to make adjustments to correct errors contained in previously published information and to publish the corrected information, but is under no obligation to do so and shall have no liability in respect of any errors or omissions contained in any subsequent publication.

7.                                      Payment

Payment of any amount payable on this Security in cash will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.  Payment of any cash payable on this Security will be made to an account designated by the Holder (in writing to the Company and the Trustee on or before the Final Valuation Date) and approved by the Company or, if no such account is designated and approved as aforesaid, at the office or agency of the Company maintained for that purpose in The City of New York (i.e., the office of the Trustee), provided, however, that Payment at Maturity and payment upon Holder Redemption, Issuer Redemption or an Automatic Termination Event shall be made only upon surrender of this Security at such office or agency (unless the Company expressly waives surrender).  Notwithstanding the foregoing, if this Security is a Global Security, any payment may be made pursuant to the applicable procedures of DTC as permitted in said Indenture.

8.                                      Reverse of this Security

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

9.                                      Certificate of Authentication

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

10.                               Prospectus

Reference is made to (i) the Prospectus related to the Securities, dated July 18, 2016, (ii) the Prospectus Supplement, dated July 18, 2016 and (iii) the Pricing Supplement, dated November 2, 2016, (together, the “Prospectus”).  The terms and conditions of this Security as fully set forth in the Prospectus are hereby incorporated by reference in their entirety into this Security and binding upon the parties hereto.  In the event of a conflict between the terms of the Prospectus and the terms of this Security, the Prospectus will control and if the Prospectus provides for a specific United States tax characterization, by purchasing a Security, you agree (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to be bound for United States federal income tax purposes to such tax characterization.  Copies of the Prospectus are available from the Company or any underwriter or any dealer participating in the offering by calling toll free, 1-888-227-2275 (extension 2-3430).

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

BARCLAYS BANK PLC

By:
Name:
Title:

By:
Name:
Title:

This is one of the Securities of the series designated herein and referred to in the Indenture.

Dated: November 7, 2016

THE BANK OF NEW YORK MELLON

By:
Name:
Title:

(Reverse of Security)

The Securities are part of a duly authorized issue of securities of the Company issued and to be issued in one or more series under an Indenture, dated as of September 16, 2004 (herein called the “Indenture,” which term shall have the meaning assigned to it in such instrument), between the Company and The Bank of New York Mellon, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered.  Insofar as the provisions of the Indenture may conflict with the provisions set forth on the face of this Security, the latter shall control for purposes of the Securities.

The Securities are part of the series designated on the face hereof.  References herein to “this series” mean the series designated on the face hereof.

Payments under the Securities will be made without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of the United Kingdom or any political subdivision or authority thereof or therein having the power to tax, unless such deduction or withholding is required by law.

Agreement with Respect to the Exercise of U.K. Bail-in Power

Notwithstanding any other agreements, arrangements, or understandings between the Company and any Holder or beneficial owner of the Securities, by acquiring the Securities, each Holder and beneficial owner of the Securities acknowledges, accepts, agrees to be bound by and consents to the exercise of any U.K. Bail-In Power by the Relevant U.K. Resolution Authority that may result in (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the Securities; (ii) the conversion of all, or a portion of, the principal amount of, or interest on, or any other amounts payable on, the Securities into shares or other securities or other obligations of the Company or another person (and the issue to, or conferral on, the Holder of the Securities such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Securities, or amendment of the amount of interest or any other amounts due on the Securities, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Securities solely to give effect to the exercise by the Relevant U.K. Resolution Authority of such U.K. Bail-In Power. Each Holder and beneficial owner of the Securities further acknowledges and agrees that the rights of Holders and beneficial owners of the Securities are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the Relevant U.K. Resolution Authority. For the

avoidance of doubt, this consent and acknowledgment is not a waiver of any rights Holders and beneficial owners of the Securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the Relevant U.K. Resolution Authority in breach of laws applicable in England.

Any reference in this Security to payment by the Company under the Securities shall be deemed to include delivery of property, as applicable.

By its acquisition of the Securities, each Holder and beneficial owner (i) acknowledges and agrees that the exercise of the U.K. Bail-In Power by the Relevant U.K. Resolution Authority with respect to the Securities shall not give rise to a default for purposes of Section 315(b) (Notice of Default) and Section 315(c) (Duties of the Trustee in Case of Default) of the Trust Indenture Act, (ii) to the extent permitted by the Trust Indenture Act, waives any and all claims against the Trustee for, agrees not to initiate a suit against the Trustee in respect of, and agrees that the Trustee shall not be liable for, any action that the Trustee takes, or abstains from taking, in either case in accordance with the exercise of the U.K. Bail-In Power by the Relevant U.K. Resolution Authority with respect to the Securities, (iii) acknowledges and agrees that, upon the exercise of any U.K. Bail-In Power by the Relevant U.K. Resolution Authority, (a) the Trustee shall not be required to take any further directions from Holders or beneficial owners of the Securities under Section 5.12 of the Indenture and (b) the Indenture shall impose no duties upon the Trustee whatsoever with respect to the exercise of any U.K. Bail-In Power by the Relevant U.K. Resolution Authority (notwithstanding the foregoing in this clause (iii), if, following the completion of the exercise of the U.K. Bail-In Power by the Relevant U.K. Resolution Authority in respect of the Securities, the Securities remain outstanding, then the Trustee’s duties under the Indenture shall remain applicable with respect to the Securities following such completion to the extent that the Company and the Trustee shall agree pursuant to a supplemental indenture), and (iv) shall be deemed to have (a) consented to the exercise of any U.K. Bail-In Power as it may be imposed without any prior notice by the Relevant U.K. Resolution Authority of its decision to exercise such power with respect to the Securities and (b) authorized, directed and requested DTC and any direct participant in DTC or other intermediary through which it holds such Securities to take any and all necessary action, if required, to implement the exercise of any U.K. Bail-In Power with respect to the Securities as it may be imposed, without any further action or direction on the part of such Holder and such beneficial owner or the Trustee.

No repayment of the principal amount of the Securities or payment of interest on, or any other amount payable on, the Securities shall become due and payable after the exercise of any U.K. Bail-In Power by the Relevant U.K. Resolution Authority unless such repayment or payment would be permitted to be made by the Company under the laws and regulations of the United Kingdom and the European Union applicable to the Company.

Each Holder and beneficial owner that acquires its Securities in the secondary market shall be deemed to acknowledge and agree to be bound by and consent to the same provisions specified in the Securities to the same extent as the Holders and beneficial owners of the Securities that acquire the Securities upon their initial issuance, including, without limitation, with respect to the acknowledgement and agreement to be bound by and consent to the terms of the Securities, including in relation to the U.K. Bail-In Power.

Upon the exercise of the U.K. Bail-In Power by the Relevant U.K. Resolution Authority with respect to the Securities, the Company shall provide a written notice to DTC as soon as practicable regarding such exercise of the U.K. Bail-In Power for purposes of notifying Holders and beneficial owners of such occurrence. The Company shall also deliver a copy of such notice to the Trustee for information purposes.

The Company’s obligations to indemnify the Trustee in accordance with Section 6.07 of the Indenture shall survive any exercise of the U.K. Bail-In Power by the Relevant U.K. Resolution Authority with respect to the Securities.

The exercise of the U.K. Bail-In Power by the Relevant U.K. Resolution Authority with respect to the Securities shall not constitute a default or an Event of Default under the Indenture (as each term is defined therein).

All authority conferred or agreed to be conferred by each Holder and beneficial owner pursuant to this Security, including the consents given by such Holder and beneficial owner, shall be binding upon the successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives of such Holder and beneficial owner.

Other Terms of the Securities

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of all series to be affected (considered together as one class for this purpose).  The Indenture also contains provisions (i) permitting the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding of all series to be affected under the Indenture (considered together as one class for this purpose), on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and (ii) permitting the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding of any series to be affected under the Indenture (with each such series considered separately for this purpose), on behalf of the Holders of all Securities of such series, to waive certain past defaults under the Indenture and their consequences.  Any such consent or waiver by Holders of the Securities shall be conclusive and binding upon such Holders and upon all future Holders of the Securities and of any Securities issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon the Securities.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in aggregate principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity.  The foregoing shall not apply to any suit instituted by the Holders of the Securities for the enforcement of any payment of principal hereof on or after the respective due dates expressed herein.

Except as provided herein under “Agreement with Respect to the Exercise of U.K. Bail-in Power,” no reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of the Securities as herein provided.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of the Securities is registrable in the Senior Debt Security Register, upon surrender of the Securities for registration of transfer at the office or agency of the Company in any place where the principal of the Securities is payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Senior Debt Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing.  Thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities, and any other Securities of this series and of like tenor, are issuable only in registered form without coupons in denominations as specified on the face hereof.  As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name the Securities are registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Security and the Indenture shall be governed by and construed in accordance with the laws of the State of New York.